EXHIBIT 99.1
For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

CytRx Reports 2009 Second Quarter Financial Results

LOS ANGELES (August 10, 2009) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company engaged in the development of high-value human therapeutics, today reported financial results for the three months ended June 30, 2009.

“We have reported considerable progress with our drug development programs, including results from a series of animal trials demonstrating that our oncology drug candidate INNO-206 produced statistically significant shrinkage of ovarian, breast and pancreatic tumors,” said Steven A. Kriegsman, CytRx President and CEO.  “With our lead oncology drug candidate tamibarotene, we were notified in June of a positive opinion regarding our application for orphan medicinal product status to the European Medicines Agency as a treatment for acute promyelocytic leukemia (APL).  This announcement followed an encouraging update from our ongoing Phase 2 STAR-1 registration trial in which tamibarotene is administered to APL patients who had failed two other drug therapies.  We also announced that tamibarotene had demonstrated statistically significant anti-tumor activity in an animal trial for multiple myeloma, supporting our contention that this drug candidate holds promise as a treatment for a broad range of cancers.

“These exciting developments are even more meaningful given our ability to raise $20 million last month, better positioning CytRx to execute on our corporate strategy,” he added.  “We also believe that recent advancements with arimoclomol improve our corporate partnering opportunities with this molecular chaperone amplifying drug candidate.  In June, we announced statistically significant evidence of arimoclomol’s ability to provide protection from the detrimental cognitive and sensorimotor effects of low atmospheric oxygen in an animal model, providing further confidence in this drug candidate’s potential in stroke recovery.  Late in the same month we filed a response to the U.S. Food and Drug Administration regarding the clinical hold on our Phase 2b trial in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), and we are optimistic about the prospects of determining an acceptable pathway to resume that clinical development program.”

Review of Financial Results
CytRx reported a net loss applicable to common stockholders for the three months ended June 30, 2009 of $2.2 million, or $0.02 per share based on 93.3 million weighted average shares outstanding, compared with a net loss applicable to common stockholders for the three months ended June 30, 2008 of $5.8 million, or $0.06 per share based on 90.8 million weighted average shares outstanding.

Revenue for the second quarter of 2009 was $1 million, compared with revenue of $1.7 million in the second quarter of 2008, and consisted of service revenue recognized from CytRx's 2006 royalty transaction with the ALS Charitable Remainder Trust.

Research and development (R&D) expenses were $1.4 million for the three months ended June 30, 2009, compared with $2.5 million for the comparable period in 2008.  R&D expenses for the second quarter of 2009 included $0.7 million for the Company’s molecular chaperone laboratory research, $0.4 million associated with the arimoclomol program in ALS and $0.2 for tamibarotene development, offset by $0.3 million in recovery of iroxanadine development costs.

General and administrative (G&A) expenses were $1.9 million for the second quarter of 2009, compared with $3.2 million in the second quarter of 2008.  The decrease of $1.3 million in G&A expenses in the second quarter of 2009 compared with the comparable 2008 period resulted primarily from planned efficiencies and effective outsourcing of personnel service.

Cash and cash equivalents and short term investments totaled $17.9 million as of June 30, 2009, compared with cash and cash equivalents of $25.0 million as of December 31, 2008. CytRx's ownership stake in RXi Pharmaceuticals Inc. (Nasdaq: RXII) as of June 30, 2009 had a market value of approximately $28.5 million.  On July 27, 2009, CytRx raised $20.0 million of gross proceeds ($18.3 million net of fees and expenses) in a registered direct offering.

About Tamibarotene

CytRx holds the North American and European rights to tamibarotene as a treatment for APL. Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all trans-retinoic acid (ATRA), the current first-line treatment for APL. The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. In addition, tamibarotene has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. There are currently no third-line treatments for APL approved in the U.S. or Europe.

A Special Protocol Assessment (SPA) is in place with the FDA for a Phase 2 registration clinical trial, known as STAR-1, which is evaluating the efficacy and safety of tamibarotene as a third-line treatment for APL. The STAR-1 trial is ongoing and currently includes seven clinical sites in the U.S. Tamibarotene is currently approved in Japan as a treatment for relapse APL. CytRx believes that successful data from the STAR-1 trial and supporting studies, in conjunction with data from Japanese clinical trials, will form the basis for a New Drug Application (NDA).

CytRx recently reported that, of the 11 patients enrolled in the STAR-1 trial to date, 5 patients, or 45%, achieved a morphologic leukemia-free state, or MLFS. Of those, two patients have achieved durable complete response and one has achieved morphologic leukemia-free state, or MLFS, but withdrew from the trial to receive a bone marrow transplant before the durable complete response could be confirmed. One patient achieved a complete response, but did not maintain MLFS for the required 28 days to be considered a durable complete response. Another patient achieved a durable MLFS, but did not have the necessary increases in blood cells to be considered a durable complete response.

About INNO-206
INNO-206 is a prodrug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor. In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin. Objective clinical responses were seen in patients with sarcoma, breast and lung cancers. In addition, the Company has announced that INNO-206 has demonstrated statistically significant results in animal models of breast cancer, pancreatic cancer and ovarian cancer.

About Arimoclomol
Arimoclomol, a molecular chaperone regulator drug candidate, is being considered as a treatment for ALS and stroke recovery.  Molecular chaperone regulator drugs are believed to function by regulating a normal cellular protein repair pathway through the activation or inhibition of “molecular chaperones.” Molecular chaperones detect proteins that are misfolded, and have the ability to refold those proteins into the appropriate, non-toxic shape. Arimoclomol has been studied in seven Phase 1 and two Phase 2 clinical trials without any significant adverse events.  CytRx’s Phase 2b clinical trial with arimoclomol as a treatment for ALS was placed on clinical hold by the FDA in January 2008, unrelated to any data generated by human studies.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The CytRx drug development pipeline includes programs in clinical development for cancer indications, including tamibarotene in a registration study for the treatment of acute promyelocytic leukemia (APL). In addition, CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. CytRx also maintains a 39% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ: RXII). For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the timing, outcome or results of any pre-clinical or clinical testing of CytRx's potential oncology or molecular chaperone drug candidates, including tamibarotene as a third-line treatment for APL and INNO-206, the risk that any future human testing of INNO-206 for breast, pancreatic or ovarian cancer might not produce results similar to those seen in animals, risks related to CytRx’s ability to manufacture its drug candidates, including tamibarotene and INNO-206, in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into partnerships to advance the clinical development of INNO-406 and its clinical molecular chaperone portfolio, uncertainties related to the impact of the FDA's clinical hold on the Company's arimoclomol clinical trial for ALS on the timing and ability to resume clinical testing at the desired dosage of arimoclomol, the risk that any requirements imposed on the Company's planned clinical trial designs for ALS or stroke recovery by the FDA as a result of the concerns expressed in their clinical hold of the Company's ALS program might adversely affect the Company's ability to demonstrate that arimoclomol is efficacious in treating ALS or stroke patients or to enter into a partnership to advance the development of that drug candidate, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,942,483	$25,041,772
Short Term Investments	11,000,000	—
Accounts receivable	81,276	127,280
Income taxes recoverable	215,623	215,623
Prepaid expense and other current assets	240,569	486,609
Total current assets	18,479,951	25,871,284

Equipment and furnishings, net	1,531,415	1,835,052
Molecular library, net	79,195	103,882
Goodwill	183,780	183,780
Other assets	325,396	330,032
Total assets	$20,599,737	$28,324,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$664,651	$668,422
Accrued expenses and other current liabilities	2,340,006	2,556,904
Deferred revenue, current portion	178,488	1,817,600
Total current liabilities	3,183,145	5,042,926
Deferred revenue, non-current portion	6,775,415	7,582,797
Total liabilities	9,958,560	12,625,723
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 93,986,781 and 93,978,448 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively.	93,987	93,978
Additional paid-in capital	211,149,183	210,007,468
Treasury stock, at cost (633,816 shares held at June 30, 2009 and December 31, 2008)	(2,279,238)	(2,279,238)
Accumulated deficit	(198,322,755)	(192,123,901)
Total stockholders’ equity	10,641,177	15,698,307
Total liabilities and stockholders’ equity	$20,599,737	$28,324,030

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Service revenue	$963,667	$1,740,362	$2,446,495	$3,921,450

Expenses:
Research and development	1,363,794	2,525,659	4,412,546	5,717,372
General and administrative	1,928,355	3,192,082	4,411,126	7,665,231
	3,292,149	5,717,741	8,823,672	13,382,603
Loss before other income	(2,328,482)	(3,977,379)	(6,377,177)	(9,461,153)
Other income:
Interest income	71,676	284,304	139,963	808,575
Other income, net	31,279	1,000	38,360	219,229
Equity in loss of unconsolidated subsidiary		(2,133,956)	—	(2,512,854)
Minority interest in losses of subsidiary	—	—	—	88,374
Net loss before income taxes	(2,225,527)	(5,826,031)	(6,198,854)	(10,857,829)
Provision for income taxes	—	—	—	(342,000)
Net loss	(2,225,527)	(5,826,031)	(6,198,854)	(11,199,829)
Deemed dividend for anti-dilution adjustment made to stock warrants	—	—	—	(756,954)
Net loss applicable to common stockholders	$(2,225,527)	$(5,826,031)	$(6,198,854)	$(11,956,783)

Basic and diluted loss per share	$(0.02)	$(0.06)	$(0.07)	$(0.13)

Weighted average shares outstanding	93,348,189	90,768,145	93,347,962	90,524,297

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